Exhibit 5.2

January 21, 2020

EQT Corporation

EQT Plaza

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222-3111

Re:        Public Offering of $1,000,000,000 principal amount of EQT Corporation’s 6.125% Senior Notes due 2025 and $750,000,000 principal amount of EQT Corporation’s 7.000% Senior Notes due 2030

Ladies and Gentlemen:

We have acted as counsel to EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with the sale by the Company of $1,000,000,000 principal amount of the Company’s 6.125% Senior Notes due 2025 (the “2025 Notes”) and $750,000,000 principal amount of the Company’s 7.000% Senior Notes due 2030 (the “2030 Notes” and, together with the 2025 Notes, the “Securities”) under the registration statement on Form S-3 (Reg. No. 333-234151) (the “Shelf Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on October 10, 2019. The Securities were offered for sale pursuant to the final prospectus supplement of the Company dated January 15, 2020, including the accompanying base prospectus dated October 10, 2019 (the “Base Prospectus”), which was filed by the Company with the Commission on January 17, 2020, pursuant to Rule 424(b)(5) promulgated under the Act (the “Supplemental Prospectus” and, together with the Base Prospectus, the “Prospectus”). The 2025 Notes are to be issued pursuant to an Indenture, dated as of March 18, 2008, as supplemented by a Second Supplemental Indenture, dated as of June 30, 2008 (together, the “Base Indenture”), as supplemented by a Ninth Supplemental Indenture to be dated as of the date hereof (the “Ninth Supplemental Indenture” and, together with the Base Indenture, the “2025 Notes Indenture”), and the 2030 Notes are to be issued pursuant to the Base Indenture, as supplemented by a Tenth Supplemental Indenture to be dated as of the date hereof (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “2030 Notes Indenture” and, together with the 2025 Notes Indenture, the “Indenture”), in each case between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon written actions by the board of directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates and written actions by the board of directors of the Company.

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation of the Company (amended through November 13, 2017), as certified by the Secretary of the Commonwealth of Pennsylvania on January 8, 2020, (ii) the Amended and Restated Bylaws of the Company (amended through November 13, 2017), (iii) resolutions of the Board of Directors of the Company and resolutions of the Special Debt Transactions Committee of the Board of Directors of the Company, in each case that relate to the offering and sale of the Securities, (iv) a certificate, dated January 8, 2020, from the Secretary of the Commonwealth of Pennsylvania as to the good standing of the Company, and a bring-down letter relating thereto dated January 17, 2020 (together, the “Good Standing Certificate”), (v) a certificate of the Secretary of the Company, dated the date hereof, (vi) the Underwriting Agreement, (vii) the Shelf Registration Statement, (viii) the preliminary prospectus supplement of the Company dated January 13, 2020, including the accompanying Base Prospectus, which was filed by the Company with the Commission on January 13, 2020, pursuant to Rule 424(b)(5) promulgated under the Act (the “Preliminary Prospectus”), (ix) the “Disclosure Package” as of the Execution Time (which, for purposes of this letter, consists only of the Preliminary Prospectus and the Free Writing Prospectus, filed by the Company on January 14, 2020), (x) the Prospectus Supplement, (xi) the Base Indenture, (xii) the Ninth Supplemental Indenture, (xiii) the Tenth Supplemental Indenture, (xiv) the Securities, and (xv) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

Morgan, Lewis & Bockius llp

1700 Market Street
Philadelphia, PA 19103	+1.215.963.5000
United States	+1.215.963.5001

EQT Corporation

January 21, 2020

Based on such examination and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania.

2.	The Company has all requisite corporate power and authority to executive and deliver the Indenture and the Securities.
3.	The Company has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the Securities and to perform its obligations thereunder.

The opinions set forth above are subject to the following limitations, exceptions, qualifications and assumptions:

1.	The opinions expressed in paragraph 1 above as to the Company’s valid existence and subsistence as a corporation in Pennsylvania is based solely on the Good Standing Certificate, to the effect the Company is duly registered as a Pennsylvania Business Corporation under the laws of the Commonwealth of Pennsylvania and remains subsisting as far as the records of such office show as of the date thereof.

2.	The opinions expressed herein are limited solely to the laws of the Commonwealth of Pennsylvania and we express no opinion with respect to the laws of any other state or jurisdiction. Furthermore, we express no opinion on any matter covered by the “blue sky” or securities laws of any state or foreign jurisdiction.

3.	We express no opinion with respect to the execution, delivery, validity, binding effect or enforceability of the Indenture and the Securities.

4.	We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be filed with the Commission (and its incorporation by reference into the Shelf Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. Kirkland & Ellis LLP, counsel to the Company, may rely upon this opinion with respect to matters set forth herein that are governed by Pennsylvania law for purposes of its opinion in connection with the Indenture and the Securities. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Shelf Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP